Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jenna M. Soule
Sr. Manager, Corporate Communications
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Announces Fourth Quarter
2004 Operating Results

Minneapolis, MN – March 7, 2005: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the fourth quarter ended December 31, 2004.  Highlights are as follows:

Eschelon Telecom, Inc.

Consolidated Financial and Operating Data

(dollars in thousands, except per unit amounts)

				For the twelve months ended December 31,
	4Q 2003	3Q 2004	4Q 2004	2003	2004
Total Revenue	$37,204	$40,562	$40,187	$141,096	$158,096
Total Gross Margin (%)	59%	60%	59%	57%	60%
EBITDA	$4,500	$6,098	$6,427	$14,093	$25,528
Capital Expenditures	$5,596	$6,616	$10,325	$26,466	$30,770
Cash and Marketable Securities	$8,606	$19,421	$33,351	$8,606	$33,351

Voice Lines In Service	156,165	167,263	173,492	156,165	173,492
Data Lines In Service	50,256	70,165	76,861	50,256	76,861
Total Lines In Service	206,421	237,428	250,353	206,421	250,353
Lines On-Net (%)	74.1%	79.2%	80.8%	74.1%	80.8%
Lines Sold	20,678	23,076	23,090	87,885	88,402
Average Monthly Churn (%)	1.38%	1.54%	1.30%	1.60%	1.48%
Average Network Revenue per Line	$51.13	$47.92	$45.28	$52.41	$48.07

Average Total Associates	892	936	932	899	918
Average Total Sales Associates	184	202	204	191	194
Average Network Sales Associates	147	164	170	154	158

•                  Closed on previously announced acquisition of Advanced TelCom, Inc (“ATI”).

•                  Strong sequential and annual access line growth of 5.4% and 21.3%, respectively.

•                  Low average monthly customer line churn at 1.30%.

•                  Continued strong revenue and EBITDA of $40.2 million and $6.4 million, respectively.

•                  Cash and short-term marketable securities of $33.4 million at December 31, 2004.

“By all measures, we had a solid year in 2004,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer. “We refinanced our bank debt early in the year providing additional liquidity and flexibility.  We closed on our acquisition of ATI at year-end, enhancing both our scale and market position.  Finally and most importantly, we achieved financial and operating results for the full year that met or exceeded our expectations.”

Total revenues for the fourth quarter of 2004 were $40.2 million, a decrease of $0.4 million from the third quarter of 2004 and an increase of $3.0 million from the fourth quarter of 2003.  Total revenues for the full year 2004 were $158.1 million, an increase of $17.0 million from the full year 2003.

Total revenues decreased from the third quarter of 2004 due to a decline in pre-subscribed interexchange carrier charge (“PICC”) revenue, seasonality in long distance usage and a decline in BTS revenue.  The decline in PICC revenue was due to the company’s recently announced dispute with Global Crossing.  As a result of that dispute, the company elected not to record approximately $0.3 million per month of PICC revenue beginning in November of 2004.  This reduction in PICC revenue is expected to continue.  Seasonality in long distance usage was the result of fewer business days in the fourth quarter versus the third quarter of 2004.  Excluding the impact of PICC and seasonality, network revenue increased by $0.6 million, or 2.0%, between the third and fourth quarters of 2004.  Finally, the decline in BTS revenue reflects the normal fluctuations of BTS revenue from quarter to quarter.

Total revenue increased from the fourth quarter of 2003 due to growth in access lines of 21.3%, partially offset by a decline in average revenue per line.  Average revenue per line declined from $51.13 in the fourth quarter of 2003 to $45.28 per line in the fourth quarter of 2004.  Reductions in access rates and PICC revenue combined with strong demand for the company’s data products at a lower average revenue per line were the major causes for the revenue per line decline.

Total revenue for the full year 2004 increased from 2003 due to growth in access lines of 21.3%, partially offset by a decline in average revenue per line.  Average revenue per line declined from $52.41 per line in 2003 to $48.07 per line in 2004.  Like the quarterly decline, this decrease was also due to reductions in access rates and PICC revenue combined with strong demand for the company’s data products at a lower average revenue per line.  Total gross margin per line has remained more stable with a decline of only $1.18 per line, or 3.7%, between 2003 and 2004.

Total gross margin was $23.7 million in the fourth quarter of 2004, a decrease of $0.8 million from the third quarter of 2004 and an increase of $1.9 million from the fourth quarter of 2003.  Total gross margin for the full year 2004 was $94.8 million, an increase of $14.5 million from 2003.

The decrease from the third quarter of 2004 was primarily due to the reduction in PICC revenue that was not accompanied by any associated reduction in cost.  The increases in gross margin from the fourth quarter of 2003 and for the full year 2004 were largely a function of higher levels of revenue and an increased percentage of lines on switch.

Cash operating expenses for the fourth quarter of 2004 were $17.3 million, a decrease of $1.1 million from the third quarter of 2004 and level with the fourth quarter of 2003.  Cash operating expenses for the full year 2004 were $69.3 million, an increase of $3.0 million from 2003.  The decrease from the third quarter of 2004 was largely due to a reduction of legal expenses.  The third quarter of 2004 contained approximately $0.7 million more of legal expense, most of which related to the company’s ongoing federal lawsuit against Qwest.   The increase for the full year 2004 was primarily due to increased wages and benefits from a higher average level of associates, increased legal expenses related to the federal lawsuit against Qwest and higher operating taxes.  Total associates averaged 918 in 2004 versus 899 in 2003.

EBITDA for the fourth quarter of 2004 was $6.4 million, an increase of $0.3 million from the third quarter of 2004 and an increase of $1.9 million from the fourth quarter of 2003.  Total EBITDA for the full year 2004 was $25.5 million, an increase of $11.4 million from 2003.  EBITDA is a non-GAAP measure.  Below is a schedule reconciling EBITDA with reported GAAP net income (loss).

Eschelon Telecom, Inc.

Consolidated EBITDA to Net Income (Loss) Reconciliation

(in thousands)

				For the twelve months ended December 31,
	4Q 2003	3Q 2004	4Q 2004	2003	2004
EBITDA	$4,500	$6,098	$6,427	$14,093	$25,528
Depreciation and amortization	(7,337)	(7,493)	(8,401)	(30,099)	(31,105)
Interest expense	(453)	(2,837)	(3,541)	(1,754)	(11,452)
Deferred compensation	—	—	—	(70)	(20)
Gain (loss) on disposal of assets	18	(138)	—	484	(162)
Income taxes	—	(4)	—	(28)	(4)
Interest income	6	45	42	168	124
Gain on sale of marketable securities	—	—	7	—	7
Gain on extinguishment of debt	—	—	—	—	18,195
Net Income (Loss)	$(3,266)	$(4,329)	$(5,466)	$(17,206)	$1,111

Capital expenditures for the fourth quarter of 2004 were $10.3 million, an increase of $3.7 million from the third quarter of 2004 and an increase of $4.7 million from the fourth quarter of 2003.  Capital expenditures for the full year 2004 were $30.8 million, an increase of $4.3 million from 2003.  The increases in both the fourth quarter of 2004 and the full year 2004 were primarily due to the cumulative effect of tenant improvement allowances on leasehold improvements recorded in the fourth quarter of 2004.  In line with recent guidance from the SEC on accounting for tenant improvement allowances, the company recorded leasehold expenditures of $2.4 million in the fourth quarter of 2004.  Deferred rent was also recorded for the tenant improvement allowances and will be amortized as a reduction of rent over the related lease terms.  Deferred rent at December 31, 2004 was $1.5 million.

Cash and marketable securities at December 31, 2004 were $33.4 million, an increase of $13.9 million from the third quarter of 2004 and an increase of $24.7 million from the fourth quarter of 2003.  The increase in cash from the third quarter of 2004 was primarily due to the issuance of the company’s November 2004 tack-on offering of senior second secured notes and related issuance of Series B Preferred Stock to fund the ATI acquisition.  The increase from the fourth quarter of 2003 was due to the company’s March 2004 senior second secured notes offering, the proceeds of which were used to repay the company’s senior secured bank facility and for general corporate purposes.

Investor Call

Management is holding an investor conference call on Tuesday, March 8, 2005 at 10:00 AM CST / 11:00 AM EST to discuss quarterly results.  Investors are invited to participate by dialing (800) 366-3908.  A replay will be available through March 14, 2005 by dialing (800) 405-2236 (pass code 11024112#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. was founded in 1996 and is a rapidly growing provider of integrated voice, data and Internet services. Headquartered in Minneapolis, Minnesota, the company offers small and medium sized businesses a comprehensive line of telecommunications and Internet products including local lines, long distance, business telephone systems, DSL, Dedicated T-1 access, network solutions and Web hosting.  Prior to closing the ATI transaction on December 31, 2004, Eschelon employed approximately 900 telecommunications/Internet professionals and had more than 250,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado and Nevada. Proforma for the ATI transaction, on December 31, 2004, Eschelon employed approximately 1,100 associates and had more than 374,000 access lines in service in the above states and California.  For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with ILECs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Consolidated Statement of Operations

(in thousands)

	4Q 2003	3Q 2004	4Q 2004
Revenue:
Network services	$31,008	$33,476	$33,446
Business telephone systems	6,196	7,086	6,741
	37,204	40,562	40,187

Cost of revenue:
Network services	11,397	11,736	12,260
Business telephone systems	4,013	4,305	4,194
	15,410	16,041	16,454

Gross profit:
Network services	19,611	21,740	21,186
Business telephone systems	2,183	2,781	2,547
	21,794	24,521	23,733

Operating expenses:
Sales, general and administrative	17,294	18,423	17,306
Depreciation and amortization	7,337	7,493	8,401
Operating loss	(2,837)	(1,395)	(1,974)

Other income (expense):
Interest income	6	45	42
Interest expense	(453)	(2,837)	(3,541)
Gain on extinguishment of debt	—	—	—
Other income (expense)	18	(138)	7
Income (loss) before taxes	(3,266)	(4,325)	(5,466)
Income taxes	—	(4)	—
Net income (loss)	$(3,266)	$(4,329)	$(5,466)

	For the twelve months ended December 31,
	2003	2004
Revenue:
Network services	$115,482	$131,780
Business telephone systems	25,614	26,316
	141,096	158,096

Cost of revenue:
Network services	45,037	47,354
Business telephone systems	15,784	15,979
	60,821	63,333

Gross profit:
Network services	70,445	84,426
Business telephone systems	9,830	10,337
	80,275	94,763

Operating expenses:
Sales, general and administrative	66,252	69,255
Depreciation and amortization	30,099	31,105
Operating loss	(16,076)	(5,597)

Other income (expense):
Interest income	168	124
Interest expense	(1,754)	(11,452)
Gain on extinguishment of debt	—	18,195
Other income (expense)	484	(155)
Income (loss) before taxes	(17,178)	1,115
Income taxes	(28)	(4)
Net income (loss)	$(17,206)	$1,111